UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 16, 2012

ZIOPHARM Oncology, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33038	84-1475672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Avenue of the Americas 20th Floor New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 214-0700

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2012, ZIOPHARM Oncology, Inc., or the Company, announced the adoption of a new, streamlined executive leadership team reporting to Jonathan Lewis, MD, PhD, the Company’s Chief Executive Officer. As part of the streamlined reporting structure, the Company exercised its right to terminate without cause each of Richard E. Bagley as President and Chief Operating Officer, and Mark Thornton, MD, PhD as Executive Vice President, Government Affairs, Health Policy and Advocacy and Chief Quality Compliance Officer, effective immediately pursuant to their respective employment agreements. Mr. Bagley is also stepping down from the Company’s board of directors, effective immediately.

Under the terms of Mr. Bagley’s equity awards at the time of his termination, all of his shares of restricted stock and options that were not vested as of the date of his termination would be forfeited, and he would have 90 days from the date of termination in which to exercise his vested options. However, in connection with Mr. Bagley’s termination, on July 16, 2012, the compensation committee of the Company’s board of directors and the stock plan subcommittee of the compensation committee approved certain amendments to the agreements governing his outstanding equity awards, subject to Mr. Bagley’s entry into a separation and release agreement and consulting agreement for a term of six months with the Company. Mr. Bagley entered into such separation and release agreement and six month consulting agreement following his termination on July 16, 2012. Accordingly, the amendments to the agreements governing Mr. Bagley’s outstanding equity awards took effect, namely: (i) the post-employment period within which Mr. Bagley may exercise his vested options will be extended for a period of up to eighteen months following his termination date; (ii) all unvested shares of restricted stock and unvested options will continue to vest in accordance with their existing schedules subject to Mr. Bagley’s continued provision of consulting services to the Company and his full compliance with the separation and release agreement and any other agreements entered into between Mr. Bagley and the Company and (iii) all unvested shares of restricted stock and unvested options will vest in full on the earliest of (a) the expiration of the six month term of the consulting agreement; (b) the date that the Company terminates the consulting agreement without cause and (c) Mr. Bagley’s death; provided, that if the consulting agreement is terminated for any reason other than by the Company without cause or Mr. Bagley’s death, then Mr. Bagley will forfeit any unvested shares of restricted stock and unvested options then held by him.

On July 16, 2012, the Company issued a press release announcing the new executive leadership team and the departure of Mr. Bagley and Dr. Thornton. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated July 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIOPHARM Oncology, Inc.

	By:	/s/ Caesar Belbel
Date: July 17, 2012		Name: Caesar Belbel
Title: Executive Vice President, Chief Legal Officer and Secretary

INDEX OF EXHIBITS

Exhibit No.	Description

99.1	Press release dated July 16, 2012.